Exhibit 10.4
THE GOLDMAN SACHS LONG-TERM PERFORMANCE INCENTIVE PLAN
PERFORMANCE-BASED CASH COMPENSATION AWARD
     This Award Agreement sets forth the terms and conditions of the award (this “Award”) of performance-based cash compensation granted to you in accordance with the Goldman Sachs Long-Term Performance Incentive Plan (the “Plan”).
     1. The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated in this Award Agreement. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement or the Plan have the meanings as used or defined in The Goldman Sachs Amended and Restated Stock Incentive Plan (as amended to the date hereof, the “SIP”). References in this Award Agreement to any specific Plan provision shall not be construed as limiting the applicability of any other Plan provision. In light of the U.S. tax rules relating to nonqualified deferred compensation in Section 409A of the Code, to the extent that you are a United States taxpayer, certain provisions of this Award Agreement and of the Plan shall apply only as provided in Paragraph 15.
     2. Award. The dollar amount of this Award and the Date of Grant are set forth in the Award Statement delivered to you. This Award is an unfunded and unsecured promise to pay (or cause to be paid) to you in cash the amounts described herein on the Payment Date(s) or as otherwise provided herein, subject to the terms and conditions of this Award Agreement (including the satisfaction of the Performance Goals (as defined below)). This Award is conditioned on your executing the related signature card and returning it to the address designated on the signature card and/or by the method designated on the signature card by the date specified, and is subject to all terms, conditions and provisions of the Plan and this Award Agreement, including, without limitation, the arbitration and choice of forum provisions set forth in Paragraph 12. By executing the related signature card, you will have confirmed your acceptance of all of the terms and conditions of this Award Agreement.
     3. Performance, Vesting and Payment.
          (a) Performance Goals. Subject to Paragraphs 3(d), 7 and 9(d), payment of this Award pursuant to this Award Agreement on each Payment Date is dependent upon, and may vary based on, achievement of the performance goals (the “Performance Goals”) over the performance periods (“Performance Periods”), each as determined by the Committee (as such term is defined in the Plan) and set forth in your Award Statement. The Goldman Sachs Group, Inc. (“GS Inc.”) will notify you, following the end of the relevant Performance Period, whether or not each Performance Goal for that Performance Period has been satisfied. All your rights with respect any portion of this Award that is dependent upon satisfaction of a Performance Goal [(including any earnings credited in respect thereof under Paragraph 8)] shall immediately terminate upon the Committee’s determination, in its sole discretion, that such Performance Goal has not been satisfied. To the extent provided in your Award Statement, the Committee may amend, modify or extend any Performance Period and may amend or modify any Performance Goal with respect to any Performance Period.

          (b) Vesting. Except as provided in this Paragraph 3 and in Paragraphs 2, 4, 6, 7, 9, 10 and 15, on each Vesting Date specified in your Award Statement you shall become “Vested” (meaning your continued active employment with GS Inc. or its affiliates (GS Inc. together with its affiliates, the “Firm” and such employment, “Employment”) shall not be required in order to receive a payment) in the amount or percentage of the Award specified next to such Vesting Date on the Award Statement). All other terms and conditions of this Award Agreement (including, without limitation, satisfaction of the Performance Goals) shall continue to apply to the Vested portion of this Award, and failure to meet such terms and conditions may result in the termination of this Award (as a result of which, no portion of such Vested Award would be paid).
          (c) Payment.
               (i) Subject to satisfaction of the terms and conditions of this Award, the Payment Date with respect to an amount or percentage of this Award shall be the date specified next to such amount or percentage of the Award on your Award Statement. In accordance with Treasury Regulations (“Reg.”) § 1.409A-3(d), the Firm may accelerate payment to a date that is up to 30 days before the Payment Date specified on the Award Statement; provided, however, that in no event shall you be permitted to designate, directly or indirectly, the taxable year of the payment. Notwithstanding the foregoing, if you are or become considered by GS Inc. to be one of its “covered employees” within the meaning of Section 162(m) of the Code, then you shall be subject to Section 6(d) of the Plan, as a result of which payment may be delayed. In addition, to the extent provided in your Award Statement and, to the extent that Section 409A is applicable to you, consistent with Reg. § 1.409A—2(b), the Firm may delay any Payment Date.
               (ii) Except as provided in this Paragraph 3 and in Paragraphs 2, 4, 5, 6, 7, 9, 10, 13 and 15, hereof, on each Payment Date (or any other date payment is called for hereunder) you shall receive a payment equal to the amount or percentage of this Award specified next to such Payment Date on your Award Statement [plus any earnings credited in respect thereof under Paragraph 8 and not yet paid to you] provided that (A) any payment payable on a Payment Date may be made on a date within 30 days following such Payment Date as determined by the Firm in its sole discretion, and (B) [if you are not in active Employment with the Firm on a Payment Date,] such payment may be made initially into an escrow account meeting such terms and conditions as are determined by the Firm and may be held in that escrow account until such time as the Committee has received such documentation as it may have requested or until the Committee has determined that any other conditions or restrictions on such payment required by this Award Agreement have been satisfied. By accepting this Award, you have agreed on behalf of yourself (and your estate or other permitted beneficiary) that the Firm may establish and maintain an escrow account on such terms and conditions (which may include, without limitation, your (or your estate or beneficiary) executing any documents related to, and your (or your estate or beneficiary) paying for any costs associated with, such account) as the Firm may deem necessary or appropriate.
          (d) Death. Notwithstanding any other Paragraph of this Award Agreement (except as provided in Paragraph 15), if you die prior to the Payment Date for any portion of this Award, the representative of your estate shall be paid [(i) the amount or percentage of your Award that would have otherwise been payable on the relevant Payment Date pursuant to Paragraph 3(a) if the Performance Period has ended prior to the time of death, or (ii) [         ], if the Performance Period has not ended prior to the time of death, in each case] [as soon as practicable after the date of death][on the relevant Payment Date] and after such documentation as may be requested by the Committee is provided to the Committee. The Committee may adopt procedures pursuant to which you may be permitted to specifically bequeath some or all of your Award under your will to an organization described in Sections 501(c)(3) and 2055(a) of the Code (or such other similar charitable organization as may be approved by the Committee).
     4. Termination and Nonpayment of Award.
          (a) Unless the Committee determines otherwise, and except as provided in Paragraphs 3(d), 6, 7, and 9(d), if your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm, your rights in respect of any portion of your Award that had not yet become Vested prior to your termination of Employment immediately shall terminate, and no payment shall be made in respect thereof. Unless the Committee determines otherwise, and except as provided in Paragraphs 3(d), 7, and 9(d), if your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm, with respect to the portion of your Award that had become Vested, any Performance Goals shall continue to apply as provided in Paragraph 3(a).
          (b) [Without limiting the application of Paragraphs 4(c) and 4(e), and subject to Paragraphs 6(b) and 6(c), your rights in respect of the portion of your Award that is Vested on the Award Date shall terminate, and no payment shall be made in respect thereof if[, prior to the earlier of ___, 20__ or the date on which your Award becomes payable following a Change in Control in accordance with Paragraph 7 hereof,] you engage in “Competition” (as defined in Paragraph 6(b)).]
          (c) Unless the Committee determines otherwise, and except as provided in Paragraphs 6 and 7, your rights in respect of any unpaid portion of your Award (whether or not Vested) shall immediately terminate and no payments shall be made in respect thereof if:
               (i) you attempt to have any dispute under the Plan or this Award Agreement resolved in any manner that is not provided for by Paragraph 12 or Section 6(h) of the Plan;
               (ii) any event that constitutes Cause has occurred;
               (iii) (A) you, in any manner, directly or indirectly, (1) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, (2) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and any Client, (3) Solicit any person who is an employee of the Firm to resign from the Firm or to apply for or accept employment with any Competitive Enterprise or (4) on behalf of yourself or any person or Competitive Enterprise hire, or participate in the hiring of, any Selected Firm Personnel or identify, or participate in the identification of, Selected Firm Personnel for potential hiring, whether as an employee or consultant or otherwise, or (B) Selected Firm Personnel are Solicited, hired or accepted into partnership, membership or similar status (1) by a Competitive Enterprise that you form, that bears your name, in which you are a partner, member or have similar status, or in which you possess or control greater than a de minimis equity ownership, voting or profit participation or (2) by any Competitive Enterprise where you have, or are intended to have, direct or indirect managerial or supervisory responsibility for such Selected Firm Personnel;
               (iv) you fail to certify to GS Inc., in accordance with procedures established by the Committee, that you have complied, or the Committee determines that you in fact have failed to comply, with all the terms and conditions of the Plan and this Award Agreement. By accepting payment of any portion of your Award under this Award Agreement, you shall be deemed to have represented and certified at such time that you have complied with all the terms and conditions of the Plan and this Award Agreement;
               (v) the Committee determines that you failed to meet, in any respect, any obligation you may have under any agreement between you and the Firm, or any agreement entered into in connection with your Employment with the Firm or this Award, including, without limitation, the Firm’s notice period requirement applicable to you, any offer letter, employment agreement or any shareholders’ agreement to which other similarly situated employees of the Firm are a party;
               (vi) as a result of any action brought by you, it is determined that any of the terms or conditions for payment of any portion of your Award in respect of this Award Agreement are invalid; [or]
               (vii) your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm and an entity to which you provide services grants you cash, equity or other property (whether vested or unvested) to replace or substitute for, or otherwise in respect of, any portion of this Award; [or]
               (viii) [GS Inc. fails to maintain the required “Minimum Tier 1 Capital Ratio” as defined under Federal Reserve Board Regulations applicable to GS Inc. for a period of 90 consecutive business days; or]
               (ix) [the Board of Governors of the Federal Reserve or the Federal Deposit Insurance Corporation (the “FDIC”) makes a written recommendation under Title II (Orderly Liquidation Authority) of the Dodd-Frank Wall Street Reform and Consumer Protection Act for the appointment of the FDIC as a receiver of GS Inc. based on a determination that GS Inc. is “in default” or “in danger of default”.]
For purposes of the foregoing, the term “Selected Firm Personnel” means: (A) any Firm employee or consultant (1) with whom you personally worked while employed by the Firm, or (2) who at any time during the year immediately preceding your termination of Employment with the Firm, worked in the same division in which you worked; and (B) any Managing Director of the Firm.

          (d) For the avoidance of doubt, failure to pay or reimburse the Firm, upon demand, for any amount you owe to the Firm shall constitute (i) failure to meet an obligation you have under an agreement referred to in Paragraph 4(c)(v), regardless of whether such obligation arises under a written agreement, and/or (ii) a material violation of Firm policy constituting Cause referred to in Paragraph 4(c)(ii).
          (e) Unless the Committee determines otherwise, without limiting any other provision in Paragraph 4(c), and except as provided in Paragraph 7, if the Committee determines that [during                     ], you participated in the structuring or marketing of any product or service, or participated on behalf of the Firm or any of its clients in the purchase or sale of any security or other property, in any case without appropriate consideration of the risk to the Firm or the broader financial system as a whole (for example, where you have improperly analyzed such risk or where you have failed sufficiently to raise concerns about such risk) and, as a result of such action or omission, the Committee determines there has been, or reasonably could be expected to be, a material adverse impact on the Firm, your business unit or the broader financial system, your rights in respect of any unpaid portion of this Award (whether or not Vested) immediately shall terminate, and no payments shall be made in respect thereof (and any amounts paid to you in respect of this Award shall be subject to repayment in accordance with Paragraph 5).
     5. Repayment. You shall be required to repay to the Firm amounts paid to you under this Award if the Committee determines that all terms and conditions of this Award Agreement in respect of such payment were not satisfied. In addition, if any payment is made under this Award Agreement based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues or gains) or any other materially inaccurate performance criteria, you shall be obligated to repay to GS Inc., immediately upon demand therefor, any excess amount paid, as determined by the Committee in its sole discretion.
     6. [Extended Absence,] [Retirement and] Downsizing.
          (a) [Notwithstanding any other provision of this Award Agreement, but subject to Paragraph 6(b), in the event of the termination of your Employment by reason of [Extended Absence] or [Retirement] (as defined below), the condition set forth in Paragraph 4(a) shall be waived with respect to any portion of your Award that had not yet become Vested prior to such termination of Employment (as a result of which such portion of your Award shall become Vested), but all other terms and conditions of this Award Agreement shall continue to apply (including any applicable Performance Goals.)] [Notwithstanding anything to the contrary in the Plan or otherwise, “Retirement” means termination of your Employment (other than for Cause) at a time when [(i) (A) the sum of your age plus years of service with the Firm (as determined by the Committee in its sole discretion) equals or exceeds                      and (B) you have completed at least                      years of service with the Firm (as determined by the Committee in its sole discretion)] [or, if earlier, (ii) (A) you have attained age                      and (B) you have completed at least                      years of service with the Firm (as determined by the Committee in its sole discretion)].] [Any termination of Employment by reason of [Extended Absence] or [Retirement] shall not affect any applicable Performance Goals which shall continue to apply as provided in Paragraph 3(a)].

          (b) Without limiting the application of Paragraph 4(c) and 4(e), your rights in respect of the portions of your Award that become Vested in accordance with Paragraph 6(a) immediately shall terminate and no payment shall be made in respect thereof if, prior to the original Vesting Date with respect to such portions of your Award, you engage in Competition. [Notwithstanding the foregoing, unless otherwise determined by the Committee in its discretion, [this Paragraph 6(b) will not] [neither this Paragraph 6(b) nor Paragraph 4(b) will] apply to your Award if your termination of Employment by reason of Extended Absence or Retirement is characterized by the Firm as “involuntary” or by “mutual agreement” other than for Cause and if you execute such a general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee.] No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or the like or a termination for “good reason,” will constitute an “involuntary” termination of Employment or a termination of Employment by “mutual agreement.” For purposes of this Award Agreement, “Competition” means that you (i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise, or (ii) associate in any capacity (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise.
          (c) Notwithstanding any other provision of this Award Agreement and subject to your executing such general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee, if your Employment is terminated without Cause solely by reason of a “downsizing,” the condition set forth in Paragraph 4(a) shall be waived with respect to the portion of your Award that had not yet become Vested immediately prior to such termination of Employment (as a result of which such portion of your Award shall become Vested) [and Paragraph 4(b) shall not apply to the portion of your Award that is Vested on the Award Date,] but all other conditions of this Award Agreement shall continue to apply (including any applicable Performance Goals). Whether or not your Employment is terminated solely by reason of a “downsizing” shall be determined by the Firm in its sole discretion. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or the like or a termination for “good reason,” will be solely by reason of a “downsizing.” Your termination of Employment by reason of “downsizing” shall not affect any applicable Performance Goals which shall continue to apply as provided in Paragraph 3(a).
     7. Change in Control. Notwithstanding anything to the contrary in this Award Agreement (except as provided in Paragraph 15), in the event a Change in Control shall occur and within 18 months thereafter the Firm terminates your Employment without Cause or you terminate your Employment for Good Reason, you shall be paid [on the relevant Payment Date] [(a) the amount or percentage of your Award that would have otherwise been payable on the relevant Payment Date pursuant to Paragraph 3(a) if the Performance Period has ended prior to your termination, or (b) [                    ], if the Performance Period has not ended prior to your termination].
     8. [Earnings. [From the Award Date through the relevant Payment Date (or such [earlier] date as you may receive payment of the amount of this Award hereunder), [any unpaid amount of this Award] [                     of this Award] shall be credited with earnings [on the                      of each                     ] calculated [at a rate of _____] [based on [insert index or other reference].] Subject in all respects to Paragraphs 2, 3, 4, 6, 7, 9, 10 and 15 hereof, such credited earnings shall be paid to you on or as soon as practicable after [the                      of each                      (or the date that the Award is paid to you in accordance with Paragraph 3(c), if earlier)] [the date that the portion of the Award to which such earnings relate is paid to you hereunder. The payment to you of credited earnings (less applicable withholding) is conditioned upon (and will occur within 30 days following) payment to you of the portion of the Award to which such earnings relate, and you shall have no right to receive any credited earnings relating to any portion of an Award that is not paid hereunder (including, without limitation, due to a failure to satisfy the relevant Performance Goals.]]
     9. Certain Additional Terms, Conditions and Agreements.
          (a) The payment of any amount hereunder is conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 6(k) of the Plan.
          (b) Your rights in respect of your Award are conditioned on the receipt to the full satisfaction of the Committee of the consents described in Section 6(c) of the Plan that the Committee may determine to be necessary or advisable.
          (c) You understand and agree that by accepting this Award, you have expressly consented to all of the items listed in Section 6(c)(ii) of the Plan, which are incorporated herein by reference.
          (d) [Without limiting the application of Paragraphs 4(c) and 4(e), if:
               (i) your Employment with the Firm terminates solely because you resigned to accept employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization or any agency, or instrumentality of any such government or organization, or any other employer determined by the Committee, and as a result of such employment, your continued rights under this Award Agreement would result in an actual or perceived conflict of interest (“Conflicted Employment”); or
               (ii) following your termination of Employment other than described in Paragraph 9(d)(i), you notify the Firm that you have accepted or intend to accept Conflicted Employment at a time when you continue to have rights under this Award Agreement;
then, in the case of Paragraph 9(d)(i) only, the condition set forth in Paragraph 4(a) shall be waived with respect to any portion of your Award that had not yet become Vested (as a result of which such portion of your Award shall become Vested) and you shall receive a lump sum cash payment equal to [(A) the amount or percentage of your Award that would have otherwise been payable on the relevant Payment Date pursuant to Paragraph 3(a), if the Performance Period has ended prior to your termination, or (B) [                    ], if the Performance has not ended prior to your termination], in each case as soon as practicable after the Committee has received satisfactory documentation relating to your Conflicted Employment.]

          (e) In addition to and without limiting the generality of the provisions of Section 2(e) of the Plan, neither the Firm nor any Covered Person shall have any liability to you or any other person for any action taken or omitted in respect of this or any other Award.
          (f) You understand and agree that, in the event of your termination of Employment while you continue to have rights in respect of Vested portions of your Award, you may be required to certify, from time to time, your compliance with all terms and conditions of the Plan and this Award Agreement. You understand and agree that (i) it is your responsibility to inform the Firm of any changes to your address to ensure timely receipt of the certification materials, (ii) you are responsible for obtaining such certification materials by contacting the Firm if you do not receive certification materials, and (iii) failure to return properly completed certification materials by the deadline specified in the certification materials shall result in the forfeiture of all of your rights in respect of your Award in accordance with Paragraphs 4(c)(iv).
     10. Right of Offset. Except as provided in Paragraph 15(f), the obligation to make payments under this Award Agreement is subject to Section 6(l) of the Plan, which provides for the Firm’s right to offset against such obligation any outstanding amounts you owe to the Firm and any amounts the Committee deems appropriate [pursuant to any tax equalization policy or agreement].
     11. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, and the Board may amend the Plan in any respect; provided, that, notwithstanding the foregoing and Sections 2(b)(vi), 2(b)(viii) and 6(a) of the Plan, no such amendment shall reduce the amount of this Award[, or the amount of earnings already credited in respect thereof in accordance with Paragraph 8 but not yet paid to you,] or otherwise materially adversely affect your rights and obligations under this Award Agreement without your consent; and provided further that the Committee expressly reserves its rights to amend the Award Agreement and the Plan as described in Section 2(b)(viii)(1) of the Plan. Any amendment of this Award Agreement shall be in writing.
     12. Arbitration; Choice of Forum. BY ACCEPTING THIS AWARD, YOU UNDERSTAND AND AGREE THAT THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN SECTION 6(h) OF THE PLAN ARE EXPRESSLY INCORPORATED HEREIN BY REFERENCE AND, AMONG OTHER THINGS, PROVIDE THAT ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN THE FIRM AND YOU ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AWARD AGREEMENT SHALL BE FINALLY SETTLED BY ARBITRATION IN NEW YORK CITY, PURSUANT TO THE TERMS MORE FULLY SET FORTH IN SECTION 6(h) OF THE PLAN.
     13. Non-transferability.
          (a) Except as otherwise may be provided in this Paragraph or as otherwise may be provided by the Committee, the limitations on transferability set forth in Section 6(b) of the Plan shall apply to this Award. Any purported transfer or assignment in violation of the provisions of this Paragraph 13 or Section 6(b) of the Plan shall be void. The Committee may adopt procedures pursuant to which some or all recipients of Awards may transfer some or all of their Awards through a gift for no consideration to any immediate family member (as determined pursuant to the procedures) or a trust in which the recipient and/or the recipient’s immediate family members in the aggregate have 100% of the beneficial interest (as determined pursuant to the procedures).
          (b) [Notwithstanding the foregoing, you may transfer this Award (and the rights and obligations hereunder), in whole or in part, to RBC Cees Trustee Limited (including any successor trustees, the “Trustees”), as trustees under the Trust Instrument, dated ____, 2010 (including the rules scheduled thereto, the “Trust Instrument”), constituting ____________, with this Award to be held for the designated account maintained for you by the Trustees; provided, however, that any such transfer is conditioned upon, and shall not be effective until, (i) the execution and delivery by you, the Trustees and any other parties designated by the Committee or its designee of an assignment and assumption agreement or other instrument in form and substance acceptable to the Committee or its designee in which the Trustees agree, among other things, to be bound by the terms and conditions of this Award Agreement and the Plan (to the extent and in the manner set forth in such agreement or other instrument) and not to take or omit to take any action under the Trust Instrument if the action or omission conflicts with or is inconsistent with the terms and conditions of this Award Agreement or the Plan, (ii) the execution and delivery by you, the Trustees and any other parties designated by the Committee or its designee of any other agreements or instruments deemed necessary or advisable by the Committee or its designee and (iii) the satisfaction of any other conditions deemed necessary or advisable by the Committee or its designee. All other purported transfers or assignments, including any further transfer or assignment by the Trustees, shall be governed by paragraph (a) of this Paragraph 13.]
     14. Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.
     15. Compliance of Award Agreement and Plan With Section 409A. The provisions of this Paragraph 15 apply to you only if you are a United States taxpayer.
          (a) References in this Award Agreement to “Section 409A” refer to Section 409A of the Code, including any amendments or successor provisions to that Section and any regulations and other administrative guidance thereunder, in each case as they, from time to time, may be amended or interpreted through further administrative guidance. This Award Agreement and the provisions of the Plan that apply to this Award are intended and shall be construed to comply with Section 409A (including the requirements applicable to, or the conditions for exemption from treatment as, a “deferral of compensation” or “deferred compensation” as those terms are defined in the regulations under Section 409A (“409A deferred compensation”), whether by reason of short-term deferral treatment or other exceptions or provisions). The Committee shall have full authority to give effect to this intent. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the provisions of the Plan (including, without limitation, Section 2(b) thereof) and this Award Agreement, the provisions of this Award Agreement shall govern, and in the case of any conflict or potential inconsistency between this Paragraph 15 and the other provisions of this Award Agreement, this Paragraph 15 shall govern.

          (b) No payment under this Award (including any payment of credited earnings) shall be delayed beyond the date on which all applicable conditions or restrictions on such payment required by this Agreement are satisfied, and each payment shall occur by March 15 coinciding with the last day of the applicable “short-term deferral” period described in Reg. § 1.409A-1(b)(4) in order for the payment to be within the short-term deferral exception unless, in order to permit such conditions or restrictions to be satisfied, the Committee elects, pursuant to Reg. § 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted in accordance with Section 409A, to delay payment to a later date within the same calendar year or to such later date as may be permitted under Section 409A, including, without limitation, as described in paragraph 3(c)(i) above and Reg. § 1.409A-2(b)(7) (in conjunction with Section 6(d) of the Plan) and Reg. § 1.409A-3(d).
          (c) Notwithstanding the timing provisions of Paragraph 3(d), the payment of amounts referred to therein shall be made after the date of death and during the calendar year that includes the date of death (or on such later date as may be permitted under Section 409A).
          (d) The timing of payment pursuant to Paragraph 7 shall occur on the earlier of (i) the relevant Payment Date or (ii) a date that is within the calendar year in which the termination of Employment occurs; provided, however, that, if you are a “specified employee” (as defined by the Firm in accordance with Section 409A(a)(2)(i)(B) of the Code), payment shall occur on the earlier of the Payment Date or (to the extent required to avoid the imposition of additional tax under Section 409A) the date that is six months after your termination of Employment. For purposes of Paragraph 7, references in this Award Agreement to termination of Employment mean a termination of Employment from the Firm (as defined by the Firm) which is also a separation from service (as defined by the Firm in accordance with Section 409A).
          (e) The timing of payment referred to in Paragraph 9(d) shall be the earlier of (i) the relevant Payment Date or (ii) a date that is within the calendar year in which the Committee receives satisfactory documentation relating to your Conflicted Employment, provided that such payment shall be made only at such time as, and if and to the extent that it, as reasonably determined by the Firm, would not result in the imposition of any additional tax to you under Section 409A.
          (f) Paragraph 10 and Section 6(l) of the Plan shall not apply to Awards that are 409A deferred compensation.
          (g) Payments in respect of any portion of the Award may be made, if and to the extent elected by the Committee, later than the relevant Payment Date or other date or period specified hereinabove (but, in the case of any Award that constitutes 409A deferred compensation, only to the extent that the later payment is permitted under Section 409A).
          (h) You understand and agree that you are solely responsible for the payment of any taxes and penalties due pursuant to Section 409A.

     16. Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

     IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Award Date.
THE GOLDMAN SACHS GROUP, INC.

By:

Name:
Title: